N-SAR Exhibit: Sub-item 77D(a) and (g)
Legg Mason Partners Equity Trust
Permal Alternative Core Fund

In response to Sub-Item 77(D)(a) and (g), the Registrant incorporates by reference the following (i) the supplement to the fund's prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 497(c) of the Securities Act of 1933 on May 8, 2015 (Accession
No. 0001193125-15-178527; (ii) the supplement to the fund's prospectus and Statement of Additional Information as filed with the SEC pursuant to Rule 497(c) of the Securities Act of 1933 on June 15, 2015 (Accession No. 0001193125-15-222910).